                                                                      Exhibit 99

                                NSD Bancorp, Inc.

                NSD BANCORP, INC. RELEASES THIRD QUARTER EARNINGS

     (Pittsburgh, PA) -NSD Bancorp, Inc. reported net income for the third quarter of 2002 of $476,000 or $.16 per basic share compared to $1,308,000 or $.42 per share for the third quarter of 2001. The decline in earnings was primarily due to a charge-off of $1,793,000, in excess of specific loss reserves, resulting from an apparent external fraud, which was identified subsequent to September 30, 2002. The suspected fraud is isolated to accounts receivable purchased from one customer under the Company's Cashflow Maximizer program. Net income for the nine months ended September 30, 2002, was $3,078,000 or $1.00 per basic share compared to $3,769,000 or $1.21 per basic share for the nine months ended September 30, 2001.

     An internal review was conducted upon identification of the apparent fraud. As a part of that investigation, the Company reviewed internal control procedures specific to this program. The investigation indicated no complicity on the part of the Company or any of its associates. In addition, to prevent a similar situation from occurring in the future the Cashflow Maximixer program was discontinued subsequent to the investigation.

     Management believes that this situation is contained and also believes that there will be no material impact on future earnings or dividends as a result of this situation. The Company is pursuing all possible legal remedies to recover its loss.

     Recently, the Board of Directors re-approved a plan to repurchase, from time to time, outstanding shares of its common stock. The resolution authorizes the Corporation to repurchase a maximum of 4.9% of outstanding shares of the Corporation in open market and privately negotiated transactions to be funded by a portion of the Corporation's retained earnings. This supersedes any previous resolution related to share repurchases.

     NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC-insured commercial bank with $496 million in assets as of September 30, 2002. The Pittsburgh-based community bank currently operates twelve branch offices serving the city of Pittsburgh and the northern suburbs.

     This press release may contain forward-looking statements as defined in the Private Securities Litigation reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.